Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2006 (March 5, 2007 as to Note 20 and May 10, 2007 as to the presentation of 2004 earnings per share described in Note 2), relating to the consolidated financial statements of Abington Community Bancorp, Inc. and subsidiaries included in the prospectus of Abington Bancorp, Inc., dated May 14, 2007.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 25, 2007